As filed with the Securities and Exchange Commission on October 29, 2010

REGISTRATION NO. 333-150180
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington	91-1513032
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

2981 Route 22, Suite 2
Patterson, New York 12563
(Address of Principal Executive Offices)

(Registrant's telephone number, including area code)
(877) 736-9378

Jennifer L. Good
President and Chief Executive Officer
Penwest Pharmaceuticals Co.
2981 Route 22, Suite 2
Patterson, New York 12563
(877) 736-9378
(Name and Address of Agent for Service)
____________________

WITH A COPY TO:
Eileen T. Nugent, Esq.
Ann Beth Stebbins, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
(212) 735-3000

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated Filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Penwest Pharmaceuticals Co. (the "Company") is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-150180), filed with the Securities and Exchange Commission on April 10, 2008 (the "Registration Statement"), to deregister 12,210,901 shares of Company common stock, par value $0.001 per share (the "Company Common Stock"), including 4,070,301 shares of Company Common Stock issuable upon the exercise of warrants.

On November 4, 2010, the Company and West Acquisition Corp. ("Merger Sub"), a Delaware corporation and an indirect wholly owned subsidiary of Endo Pharmaceuticals Holdings Inc., a Delaware corporation ("Endo"), pursuant to an Agreement and Plan of Merger, dated as of August 9, 2010 (the "Merger Agreement"), intend to effect a merger whereby Merger Sub will merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Endo (the "Merger") and each share of Company Common Stock, issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock held by any Company shareholders who properly exercise appraisal rights with respect thereto in accordance with Chapter 23B.13 of the Washington Business Corporation Act and other than treasury shares and shares held by Endo or any direct or indirect wholly owned subsidiary of Endo or the Company (all of which will be cancelled), will be converted into the right to receive $5.00 in cash.

In connection with the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement.  Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with the Company's undertaking set forth in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement.

Item 16.  Exhibits.

Exhibit No.	Description
24.1	Powers of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Patterson, State of New York, on October 29, 2010.

Penwest Pharmaceuticals Co.

By:	/s/ Jennifer L. Good
Name:	Jennifer L. Good
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated and on October 29, 2010.

Signature	Title

/s/ Jennifer L. Good	President and Chief Executive Officer
Jennifer L. Good	(Principal Executive Officer and Principal Financial Officer)

/s/ Frank P. Muscolo	Controller and Chief Accounting Officer
Frank P. Muscolo	(Principal Accounting Officer)

*	Director
Ivan P. Gergel, M.D.

*	Director
David P. Holveck

*	Director
Alan Levin

/s/ Caroline B. Manogue	Director
Caroline B. Manogue

*	Director
Julie McHugh

*	Director
Anne M. VanLent

*  By:      /s/ Caroline B. Manogue
Caroline B. Manogue
Attorney-in-fact